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Exhibit 10.27

        February 2, 2006

Dear Mr. Case,

        I am pleased to extend you an offer of employment with Crocs, Inc. Your initial title would be Senior Vice President—Finance and we expect that in April you would become the Chief Financial Officer. The terms and benefits of this position are as follows:

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  Salary of $22,916.66 per month.

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  Quarterly bonus plan with a maximum potential of 60% of base salary for the period.

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  Standard Crocs employee benefits, including 401K plan (to be implemented in the 1st quarter of 2006), health insurance and long term disability insurance.

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  A stock option grant of 120,000 stock options (subject to approval by the Crocs Inc. Board of Directors Compensation Committee). Stock option grants are subject to The Crocs, Inc. 2005 Equity Incentive Plan and the Crocs, Inc. Stock Option Agreement. The vesting schedule for your grant would cover a four year period. The options would vest 25% at the end of the first full year of employment and 1/36th each month thereafter.

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  Your start date would be February 6, 2006.

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  Crocs, Inc. would reimburse your reasonable out of pocket moving expenses from San Diego, California to Boulder, Colorado.

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  You would be hired as an AT WILL employee and either you or Crocs would be entitled to terminate your employment at any time. This offer letter is intended to describe your employment with Crocs, Inc. and should not be considered an employment agreement.

        Thank you for your interest in Crocs. Please indicate your acceptance of this offer by signing this letter in the space provided and faxing a copy to the attention of Erik Rebich at (303) 339-7140.

Sincerely,	Agreed and Accepted:
/s/ RON SNYDER Ron Snyder Crocs, Inc. CEO	/s/ PETER CASE Peter Case

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  Exhibit 10.27